As filed with the Securities and Exchange Commission on October 14, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_________________

PFIZER INC.
(Exact name of Registrant as specified in its charter)

Delaware	13-5315170
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

235 East 42nd Street,
New York, NY 10017
(212) 733-2323
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
_________________

MATTHEW LEPORE, ESQ.
Vice President and Chief Counsel-Corporate Governance and Assistant General Counsel
235 East 42nd Street
New York, NY 10017
(212) 733-2323
_________________

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer • ☐	Non-accelerated filer •☐	Smaller reporting company •☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Each Class	Amount to be	Proposed	Proposed	Amount of
of Securities to be	Registered[1]	Maximum	Maximum	Registration
Registered		Offering Price Per	Aggregate	Fee[2]
		Share[2]	Offering Price[2]
Common Stock,	30,000,000	$16.74	$502,200,000	$28,023
$.05 par value
per share

1 This Registration Statement shall also cover any additional shares of Common Stock that become available under Pfizer’s Shareholder Investment Program by reason of any stock dividend, stock split or other similar transaction.
2 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) under the Securities Act of 1933. The proposed maximum offering price per share is based upon the average of the high and low prices of Pfizer Inc. Common Stock for Composite trading, as reported on Bloomberg.com on October 6, 2009.

Pfizer Inc.
Shareholder Investment Program

PROSPECTUS

Pfizer Inc. Shareholder Investment Program
30,000,000 Shares of Common Stock

This prospectus describes the Pfizer Inc. Shareholder Investment Program (the “Program”). Pfizer has appointed Computershare Trust Company, N.A. as Program Administrator (the “Administrator”).

The Program includes a direct purchase feature. The Program is intended to promote long-term ownership in Pfizer by offering:

•	A simple and expense-free way for non-shareholders to purchase their first shares of Pfizer stock

•	The opportunity to purchase additional shares as often as once a week

•	The ease of automatic monthly bank debits for continuous growth of your Pfizer portfolio

•	The choice of full or partial dividend reinvestment

This prospectus relates to 30,000,000 shares of our common stock to be offered under the Program. Our common stock (“Common Stock”) is listed on the New York Stock Exchange (the “NYSE”) under the symbol “PFE”. On October 6, 2009, the latest practicable date before the date of this prospectus, the closing price of our Common Stock was $16.78.

The price of Pfizer shares purchased or sold under the Program will be calculated differently depending upon whether the transactions are executed directly with Pfizer, on the open market, or in negotiated transactions.

•

The price of shares purchased from Pfizer will be determined by calculating the simple average of the intraday high and intraday low prices of Common Stock Composite trading as reported on Bloomberg L.P. on the date of the purchase, or if the NYSE is closed on that date, on the next day that the NYSE is open. The intraday high and intraday low prices must occur during the NYSE active trading hours, typically 9:30 AM EDT/EST and 4:00 PM EDT/EST.

•

The price of shares purchased or sold on the open market or in negotiated transactions will be the weighted average price per share of all shares of Common Stock purchased or sold for the Program on the date of the purchase or sale.

Please read this prospectus carefully and keep it for future reference. If you have any questions about the Pfizer Inc. Shareholder Investment Program, please call a shareholder representative at 1-800-PFE-9393 or at 1-781-575-4591 (outside the U.S., Canada and Puerto Rico).

Investing in our Common Stock involves risks. See “Risk Factors” on page 13.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is October 14, 2009.

About This Prospectus

This document is called a prospectus and is part of a registration statement that we filed with the SEC relating to the shares of our Common Stock offered under the Program. This prospectus does not include all of the information in the registration statement. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about Pfizer Inc., the Program, and the securities offered. The registration statement can be read at the SEC web site or at the SEC office mentioned under the heading “Where You Can Find More Information.”

This document supersedes all prior Program prospectuses and Program prospectus supplements.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any document incorporated by reference is accurate and complete as of any date other than the date on the front cover page of those documents.

Unless otherwise mentioned or unless the context requires otherwise, (i) all references in this prospectus to “Pfizer,” “we,” “us,” “our” or similar references mean Pfizer Inc. and its subsidiaries, and (ii) all references in this prospectus to “stock,” “our stock,” “Pfizer stock,” “your stock,” “shares,” or “Pfizer shares” refer to our Common Stock.

About Pfizer Inc.

Pfizer, a Delaware corporation, is a research-based, global pharmaceutical company that discovers, develops, manufactures and markets leading prescription medicines for humans and animals. At Pfizer, we apply science and our global resources to improve health and well-being at every stage of life. We strive to set the standard for quality, safety and value in the discovery, development and manufacturing of medicines for people and animals. Our diversified global health care portfolio includes human and animal biologic and small molecule medicines and vaccines, as well as nutritional products and many of the world’s best-known consumer products. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as the world’s leading biopharmaceutical company, we also collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, Pfizer has worked to make a difference for all who rely on us. To learn more about our commitments, please visit us at www.pfizer.com.

Our principal executive offices are located at 235 East 42nd Street, New York, NY 10017 and our general telephone number is (212) 733-2323.

Summary of the Program

The following summary description is qualified by reference to the full text of the Program, which is incorporated into this prospectus as Annex A.

Enrollment/Direct Purchase

If you do not yet own any shares of Pfizer stock, you may enroll in the Program by direct purchase by completing the enclosed initial enrollment form and returning it to the Administrator with a check for $500 or more up to a maximum of $120,000 in U.S. dollars. Alternatively, you may enroll in the Program through the Administrator’s website at www.computershare.com/investor by making a one-time online bank debit from your account at a U.S. bank or financial institution of at least $500, not to exceed $120,000. These funds will constitute your initial investment in the Program. There is no separate enrollment fee.

If you own Pfizer stock in your own name, you may enroll in the Program through the Administrator’s website at www.computershare.com/investor or by completing the enclosed enrollment form and returning it by mail to the Administrator in the envelope provided, or you may address your completed enrollment form to:

Pfizer Inc.
c/o Computershare Trust Company, N.A.
P.O. Box 43078
Providence, RI 02940-3078

If you own Pfizer stock through a bank nominee or broker in “street name,” you may enroll in the Program by giving instructions to have at least one of your shares transferred into your name in book-entry form. Simply instruct your bank, broker or trustee to re-register your shares through the Direct Registration System and specify book-entry registration. You may then complete the enclosed enrollment form and return it to the Administrator.

Investment in Pfizer Stock

Dividend Reinvestment

You may elect to reinvest the cash dividends on all or a portion of your Pfizer shares. Your cash dividends will go toward the purchase of additional shares of Pfizer stock without paying any fees. Pfizer pays dividends on both whole and fractional shares in the Program and will credit your account with the whole and fractional shares that are purchased with your dividends. Dividends are reinvested on the dividend payment date.

For a dividend to be reinvested, your enrollment form must be received by the Administrator on or before the record date for that dividend. The record date normally will be about four to six weeks prior to the payment date. (For example, if the record date for a dividend to be paid on June 12 is May 9, your enrollment form must be received on or before May 9 in order for the June 12 dividend payment to be reinvested.)

Dividends will be reinvested on all shares of Pfizer stock that are not designated for payment of cash dividends directly to you.

Optional Cash Investments

After you are enrolled in the Program, you may buy additional shares of Pfizer stock as often as weekly by mailing a check to the Administrator in an amount of at least $50 in U.S. dollars. You may combine optional cash investments by check and by one-time online bank debit with automatic monthly bank debits as long as your total investment in any one calendar year does not exceed $120,000. You pay no fees for these investments. Mail your investment to the address specified on your Program account statement. Interest will not be paid on amounts held pending investment.

Checks

Checks for optional cash investments or direct purchase should be made payable to “Computershare.” Please include a reference to Pfizer and your Holder Account Number in the “Memo” portion of your check. Do not send cash, money orders, travelers checks or third-party checks.

One-Time Online Bank Debits

Additionally, you may purchase shares of Pfizer stock by authorizing a one-time online bank debit from your account at a U.S. bank or financial institution in an amount of at least $50 through the Administrator’s website, www.computershare.com/investor. You may combine optional cash investments by one-time online bank debit and by check with automatic monthly bank debits as long as your total investment in any one calendar year does not exceed $120,000.

Automatic Monthly Bank Debits

You may also purchase Pfizer stock by authorizing automatic monthly debits from your account at a U.S. bank or financial institution. Amounts must be at least $50 per month. You may combine automatic monthly bank debits with optional cash investments by check and by one-time online bank debit as long as your total investment in any one calendar year does not exceed $120,000.

Funds will be debited from your account on or about the 15th day of each month and generally will be invested on Thursday of the week following the debit. To initiate automatic deductions, you may enroll through the Administrator’s website, www.computershare.com/investor, or complete and sign a direct debit authorization form, and return it to the Administrator together with a voided blank check or savings account deposit slip for the account for which funds are to be drawn. Please allow four to six weeks for the first automatic monthly debit to be initiated.

You must notify the Administrator by telephone, in writing or via the Internet at their website, www.computershare.com/investor, to change or terminate the automatic debit. Please allow about two weeks from the date the Administrator receives your instructions for a change or cancellation to take effect.

Direct Purchase

If you elect to enroll in the Program through a direct purchase, that initial investment must be made by check or by one-time online bank debit. The amount of your initial investment must be $500 or more up to a maximum of $120,000.

The Convenience of a “Book-Entry” Account

All shares purchased through the Program will be held for you in a book-entry account. Just like any certificated shares registered in your name, your book-entry shares are yours alone. You are the owner and enjoy the same shareholder benefits as you would with certificated shares. Certificates will not be issued unless you request them. As a participant, you also have the option of depositing your Pfizer stock certificates for safekeeping in your account. This feature of the Program is available for all of your shares, whether they are designated for payment of cash dividends to you or for dividend reinvestment.

To use the safekeeping feature, send your certificates to the Administrator with written instructions to deposit them in your account as book-entry shares. Do not endorse the certificates or complete the assignment section. We recommend that you send your certificates by registered mail, return receipt requested, or some other form of traceable mail, and insure them for 3% of the market value of the stock or a minimum of $20.

You may, at any time, also request a certificate for some or all of your Program shares or have your shares transferred to your brokerage account through the Direct Registration System.

Sales of Program Stock

At your request you can sell some or all of the shares held in your Program account at any time by contacting the Administrator. You have two choices when making a sale, depending on how you submit your sale request, as follows:

•

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Centre or by calling the Administrator directly at 1-800-PFE-9393 or at 1-781-575-4591 (outside the U.S., Canada and Puerto Rico). Market order sale requests received at www.computershare.com/investor or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by the Administrator’s broker, less a service fee of $25 and a processing fee of $0.12 per share sold.

•

Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com/investor, through Investor Centre or by calling the Administrator directly at 1-800-PFE-9393 or at 1-781-575-4591 (outside the U.S., Canada and Puerto Rico). All sales requests received in writing will be submitted as batch order sales. The Administrator will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sales requests, the Administrator may combine each selling participant’s shares with those of other selling participants. In every case of a batch order sale, the price to each selling participant shall be the weighted average sale price obtained by the Administrator’s broker for each aggregate order placed by the Administrator and executed by the broker, less a service fee of $15 and a processing fee of $0.12 per share sold. Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

All per share processing fees include any brokerage commissions the Administrator is required to pay. All sale instructions are final when the Administrator receives them. Your sale instructions cannot be stopped or cancelled. The Administrator may, for various reasons, require a transaction request to be submitted in writing. Please contact the Administrator to determine if there are any limitations applicable to your particular sale request

You may, of course, also choose to sell your shares yourself. Simply ask your broker to request that the Administrator transfer your book-entry shares to your brokerage account, or you may request that the Administrator issue a certificate for any number of whole book-entry shares in your account.

Please note that if your total holdings in the Program fall below one share, the Administrator will liquidate the fractional share, remit the proceeds to you, and close your Program account.

Pricing of Pfizer Shares

The price of Pfizer shares purchased or sold under the Program will be calculated differently depending upon whether the transactions are executed directly with Pfizer, on the open market, or in negotiated transactions.

•

The price of shares purchased from Pfizer will be determined by calculating the simple average of the intraday high and intraday low prices of Common Stock Composite trading as reported on Bloomberg L.P. on the date of the purchase, or if the NYSE is closed on that date, on the next day that the NYSE is open. The intraday high and intraday low prices must occur during the NYSE active trading hours, typically 9:30 AM EDT/EST and 4:00 PM EDT/EST.

•

The price of shares purchased or sold on the open market or in negotiated transactions will be the weighted average price per share of all shares of Common Stock purchased or sold for the Program on the date of the purchase or sale.

Tracking Your Investments

The Administrator will send you a statement reflecting each cash transaction you make.

You will also receive quarterly statements reflecting your year-to-date account balance and all transactions including reinvestment of dividends. For market order sales, the time of sale will be provided. You may request a duplicate statement at any time by contacting the Administrator.

Source of Pfizer Shares

Pfizer shares needed to meet the requirements of the Program will either be purchased on the open market or in negotiated transactions, or issued directly by Pfizer from authorized but unissued shares or treasury shares.

Timing of Cash Purchases

Pfizer shares will be purchased by the Administrator with initial or optional cash investments generally on Thursday of each week. If the markets for trading stock are closed on a Thursday, then purchases generally will be made on the next business day. Cash investments received on Wednesday will generally be invested on Thursday or the next business day.

Neither Pfizer nor participants in the Program will control the timing or pricing of shares purchased. Participants will bear any risk associated with fluctuations in the market price of Common Stock while investment funds are held pending investment. In addition, no interest on initial or optional cash investments will be paid.

Requesting Stock Certificates

You may request stock certificates for the whole shares in your book-entry account at any time. Simply contact the Administrator with your request and the Administrator will mail you a stock certificate for the requested number of whole shares. Certificates will be issued in the name(s) in which the account is registered, unless you instruct the Administrator otherwise. If the certificate is to be issued in a name other than your Program account registration, your signature must be guaranteed by a bank or broker participating in the Medallion Guarantee program. Detailed transfer instructions can be obtained by calling the Administrator at 1-800-PFE-9393 or at 1-781-575-4591 (outside the U.S., Canada and Puerto Rico).

Fees

Pfizer will pay all fees and expenses relating to:

•	Establishing your Program account

•	Purchasing shares of Common Stock with your dividends and initial or optional cash investments

•	Issuing stock certificates for the shares held in your book-entry Program account.

Participants will be charged the following fees:

•

Sales: A maximum service charge of $15 plus a “per share” processing fee of $0.12 will be deducted from the proceeds of each batch order sale you request. This service and processing fee may be waived from time to time and, if so, will be paid by Pfizer at Pfizer’s sole discretion to encourage participation. A maximum service charge of $25 plus a “per share” processing fee of $0.12 will be deducted from the proceeds of each market order sale you request.

•

Dishonored Investments: Your account will be debited a fee of $25 for any optional cash investment by check that is rejected due to insufficient funds and for any failed debit from your account at a U.S. bank or financial institution.

Any charges imposed by your bank in connection with automatic withdrawals from your bank account are your responsibility.

All per share processsing fees include any brokerage commissions the Administrator is required to pay.

Stock Splits, Stock Dividends and Other Distributions

Your account will be adjusted in book-entry form to reflect the distribution of any Common Stock paid as a stock dividend, stock split or similar transaction.

Tax Responsibilities

All dividends reinvested through the Program are taxable to you in the year they are paid. In addition, the Internal Revenue Service may require that the brokerage commissions incurred in the purchase of shares which may be paid by Pfizer on your behalf (in the event that Pfizer chooses to do so), be treated as dividend income to you, and that such amounts paid for brokerage commissions can be included in your cost basis of shares purchased. Shortly after the close of each year you will receive a Form 1099-DIV reflecting the payment of these funds to you. The Administrator is not authorized to withhold income taxes at your request on your behalf.

Participants who are citizens or residents of a country other than the United States or its territories and possessions should make certain that their participation in the Program does not violate local laws governing such matters as taxes, currency, stock registration, and foreign investment. Pfizer makes no tax representations in connection with this prospectus and suggests that you consult with your tax advisors concerning such tax matters.

Please retain your account statements to establish the cost basis of shares purchased under the Program for income tax and other purposes.

Terminating Your Program Account

You may terminate your participation in the Program by written, telephonic or Internet request to the Administrator. Your termination request generally will be processed on the day that it is received by the Administrator or on the next business day.

Upon termination, the Administrator will continue to hold your shares in book-entry form unless you either request a stock certificate, or ask your broker to request that your shares be transferred electronically to your brokerage account through the Direct Registration System.

When terminating your account, you may also request that all or part of the Common Stock in your account be sold. Please refer to the section of this prospectus entitled “Sales of Program Stock.” Shares sold in connection with terminating your Program account (including any fractional share) will be priced as discussed above in the section called “Pricing of Pfizer Shares.”

Dividends payable on shares of Common Stock that are held by you after terminating your Program account will not be reinvested, but will be sent directly to you.

Change of Name or Address

Please notify the Administrator immediately of any change in your name or address.

Shareholder Rights and Privileges

As a Program participant, you enjoy all the rights and privileges associated with Common Stock ownership. You will receive all shareholder communications, including annual reports and proxy statements. You will be given the opportunity to vote your Program shares. Fractional shares, however, cannot be voted.

Responsibilities of Pfizer and the Administrator

Pfizer cannot assure you a profit or protect you against a loss on the shares you purchase under the Program.

Neither Pfizer nor the Administrator will be liable for any act done in good faith, or as required by applicable laws, or for any good faith omission to act. This includes, without limitation, any claims of liability:

•	for the prices at which stock purchases or sales are made as reflected in your Program account, or the dates of the purchases or sales of your Program shares; or

•	for any fluctuation in the market value of your Pfizer shares after they are purchased or sold; or

•	for failure to terminate your account upon your death prior to receiving written notice of such death.

Dividends

The payment of dividends is at the discretion of Pfizer’s Board of Directors. The Board may change the amount and timing of dividends at any time without notice.

Changes to the Program

Pfizer reserves the right to suspend, modify or terminate the Program or your interest in the Program at any time. You will receive notice of any such suspension, modification or termination. Pfizer also reserves the right to change any administrative procedures of the Program. If the Program or your interest in the Program is terminated, the Administrator will continue to hold your shares of Common Stock in book-entry form unless you request that the Administrator issue a stock certificate or you ask your broker to request that the Administrator transfer the shares to your brokerage account.

Non-U.S. Participation

If you live outside of the United States, you should determine if there are any laws or governmental regulations that would prohibit your participation in the Program. Pfizer reserves the right to terminate participation of any shareholder if it deems it advisable under any non-U.S. laws or regulations.

For Further Information

For information about the Program, please contact the Administrator as follows:

Telephone

1-800-PFE-9393
1-781-575-4591 (outside the U.S., Canada and Puerto Rico)

Customer service representatives are available each business day from 9:00 a.m. to 5:00 p.m. Eastern Time.

An automated voice response system is also available 24 hours a day, seven days a week.

Telecommunications Device for the hearing impaired: 1-800-952-9245.

Internet/e-mail

Computershare web site: www.computershare.com/investor

Computershare e-mail address: shareholder@computershare.com

Authorization forms and correspondence

Pfizer Inc. c/o Computershare Trust Company, N.A. P. O. Box 43078 Providence, RI 02940-3078

Optional cash investments

Pfizer Inc. c/o Computershare Trust Company, N.A. P. O. Box 6006 Carol Stream, IL 60197-6006

Risk Factors

The statements in this Section describe the major risks to our business and should be considered carefully. In addition, these statements constitute our cautionary statements under the Private Securities Litigation Reform Act of 1995.

Our disclosure and analysis in this Prospectus and in our 2008 Form 10-K contain some forward-looking statements that set forth anticipated results based on management’s plans and assumptions. From time to time, we also provide forward-looking statements in other materials we release to the public as well as oral forward-looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as” anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target”, “forecast” and similar expressions in connection with any discussion of future operating or financial performance or business plans or prospects. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, interest rates, foreign exchange rates, the outcome of contingencies, such as legal proceedings, and financial results.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-Q and 8-K reports to the SEC. Also note that we provide the following cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider the following to be a complete discussion of all potential risks or uncertainties.

Government Regulation and Managed Care Trends

U.S. and foreign governmental regulations mandating price controls and limitations on patient access to our products impact our business, and our future results could be adversely affected by changes in such regulations. In the U.S., many of our pharmaceutical products are subject to increasing pricing pressures. Such pressures have increased as the result of the U.S. Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the 2003 Medicare Modernization Act) due to the enhanced purchasing power of the private sector plans that negotiate on behalf of Medicare beneficiaries. In addition, if the 2003 Medicare Modernization Act were amended to impose direct governmental price controls and access restrictions, it would have a significant adverse impact on our business. In addition, Managed Care Organizations (MCOs), as well as Medicaid and other U.S. federal and state government agencies, continue to seek price discounts. Some states have implemented and other states are considering price controls or patient access constraints under the Medicaid program and some states are considering price-control regimes that would apply to broader segments of their populations that are not Medicaid eligible. Other matters also could be the subject of U.S. federal or state legislative or regulatory action that could adversely affect our business, including changes in patent laws, the importation of prescription drugs from outside the U.S. at prices that are regulated by the governments of various foreign countries, restrictions on U.S. direct-to consumer advertising or limitations on interactions with healthcare professionals and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products. The prohibition on the use of U.S. federal funds for reimbursement of erectile dysfunction (ED) medications by the U.S. Medicaid program, which became effective January 1, 2006, and the similar federal funding prohibition for the U.S. Prescription Drug Benefit, Medicare Part D program, which became effective January 1, 2007, has had an adverse effect on our business. Any prohibitions on the use of U.S. federal funds for reimbursement of other classes of drugs in the future may also have an adverse effect. We encounter similar regulatory and legislative issues in most other countries. In Europe and some other international markets, the government provides healthcare at low direct cost to consumers and regulates pharmaceutical prices or patient reimbursement levels to control costs for the government-sponsored healthcare system. This international patchwork of price regulation has led to different prices and some third-party trade in our products from markets with lower prices. Such trade exploiting price differences between countries can undermine our sales in markets with higher prices. As a result, it is expected that pressures on the pricing component of operating results will continue.

Generic Competition

Competition from manufacturers of generic drugs is a major challenge for us around the world. Upon the expiration or loss of patent protection for one of our products, or upon the “at-risk” launch (despite pending patent infringement litigation against the generic product) by a generic manufacturer of a generic version of one of our products, we can lose the major portion of sales of that product in a very short period, which can adversely affect our business. For example, the U.S. basic patent for Camptosar expired in February 2008. Also, the patents covering several of our most important medicines are being challenged by generic manufacturers. In addition, our patent-protected products may face competition in the form of generic versions of branded products of competitors that lose their market exclusivity.

Competitive Products

We cannot predict with accuracy the timing or impact of the introduction of competitive products or their possible effect on its sales. Products that compete with our drugs, including some of our best-selling medicines, are launched from time to time. Launches of a number of competitive products have occurred in recent years, and certain potentially competitive products are in various stages of development, some of which have been filed for approval with the U.S. Food and Drug Administration (FDA), the principal authority regulating our operations in the U.S., and with regulatory authorities in other countries.

Dependence on Key In-Line and New Products

We recorded direct product revenues of more than $1 billion for each of nine pharmaceutical products in 2008: Lipitor, Norvasc, Lyrica, Celebrex, Viagra, Detrol/Detrol LA, Xalatan/Xalacom, Geodon and Zyvox. Those products accounted for 60% of our total Pharmaceutical revenues in 2008. Lipitor sales in 2008 were approximately $12.4 billion, accounting for 28% of our total 2008 Pharmaceutical revenues. If the other products or any of our other major products were to become subject to problems such as loss of patent protection, changes in prescription growth rates, material product liability litigation, unexpected side effects, regulatory proceedings, publicity affecting doctor or patient confidence or pressure from existing competitive products, changes in labeling or if a new, more effective treatment should be introduced, the adverse impact on our revenues could be significant. For example, U.S. revenues for Chantix declined significantly in 2008 compared to 2007 following changes to the Chantix U.S. label during 2008. As noted, patents covering several of our best-selling medicines have recently expired or will expire in the next few years, and patents covering a number of our bestselling medicines are the subject of pending legal challenges. In addition, our revenues could be significantly impacted by the timing and rate of commercial acceptance of key new products, including Selzentry/Celsentri and Toviaz.

Specialty Pharmaceuticals

Specialty pharmaceuticals refer to medicines that treat rare or life-threatening conditions that have smaller patient populations, such as certain types of cancer, multiple sclerosis and HIV. The growing availability and use of innovative specialty pharmaceuticals, combined with their relative higher cost as compared to other types of pharmaceutical products, is beginning to generate significant payer interest in developing cost containment strategies targeted to this sector. While the impact on us of payers’ efforts to control access and pricing of specialty pharmaceuticals has been limited to date, our growing portfolio of specialty products, combined with the increasing use of health technology assessment in markets around the world and the deteriorating finances of governments, may lead to a more significant adverse business impact in the future.

Research and Development Investment

The discovery and development of new products as well as the development of additional uses for existing products are very important to our success. However, balancing current growth and investment for the future remains a major challenge. Our ongoing investments in new product introductions and in research and development for new products and existing product extensions could exceed corresponding sales growth. This could produce higher costs without a proportional increase in revenues.

Development, Regulatory Approval and Marketing of Products

Risks and uncertainties apply particularly with respect to product-related, forward-looking statements. The outcome of the lengthy and complex process of identifying new compounds and developing new products is inherently uncertain. There can be no assurance as to whether or when we will receive regulatory approval for new products or for new indications or dosage forms for existing products. Decisions by regulatory authorities regarding labeling and other matters could adversely affect the availability or commercial potential of our products. There also are many considerations that can affect marketing of pharmaceutical products around the world.

Regulatory delays, the inability to successfully complete clinical trials, claims and concerns about safety and efficacy, new discoveries, patent disputes and claims about adverse side effects are a few of the factors that could adversely affect the realization of research and development and product-related, forward-looking statements.

Research Studies

Decisions about research studies made early in the development process of a drug candidate can have a substantial impact on the marketing strategy once the drug receives approval. More detailed studies may demonstrate additional benefits that can help in the marketing, but they consume time and resources and can delay submitting the drug candidate for initial approval. We try to plan clinical trials prudently, but there is no guarantee that a proper balance of speed and testing will be made in each case. The quality of our decisions in this area could affect its future results.

Global Economic Conditions

The recent changes in global financial markets have not had, nor do we anticipate they will have, a significant impact on our liquidity. Due to our significant operating cash flow, financial assets, access to capital markets and available lines of credit and revolving credit agreements, we continue to believe that we have the ability to meet our financing needs for the foreseeable future. As market conditions change, we will continue to monitor its liquidity position. However, there can be no assurance that our liquidity or results of operations will not be affected by recent and possible future changes in global financial markets and global economic conditions. Moreover, like other businesses, we face the potential effects of the global economic recession. Unprecedented market conditions including illiquid credit markets, volatile equity markets, dramatic fluctuations in foreign currency rates and economic recession could affect future results.

Interest Rate and Foreign Exchange Risk

58% of our total 2008 revenues was derived from international operations, including 31% from the Europe region and 15% from the Japan/Asia region. These international-based revenues, as well as our substantial international net assets, expose our revenues and earnings to foreign currency exchange rate changes. In addition, our interest-bearing investments, loans and borrowings are subject to risk from changes in foreign exchange rates and interest rates. We use a financial risk management program to minimize the impact of foreign exchange rate movements and interest rate movements on earnings. We manage these financial exposures through operational means and by using various financial instruments. These practices may change as economic conditions change. Regarding foreign exchange risk, we seek to manage this risk by managing same currency revenues in relation to same currency costs, and same currency assets in relation to same currency liabilities. Foreign exchange risk is also managed through the use of foreign currency forward-exchange contracts. These contracts are used to offset the potential earnings effects from mostly inter-company short-term foreign currency assets and liabilities that arise from operations. Foreign currency swaps are used to offset the potential earnings effects from foreign currency debt. We also use foreign currency forward-exchange contracts and foreign currency swaps to hedge the potential earnings effects from short and long-term foreign currency investments, third-party loans and inter-company loans. In addition, under certain market conditions, we protect against possible declines in the reported net investments of our Japanese yen, Swedish Krona and certain Euro functional-currency subsidiaries. In these cases, we use currency swaps or foreign currency debt. Our U.S. dollar interest-bearing investments, loans and borrowings are subject to interest rate risk. We are also subject to interest rate risk on Euro debt, investments and currency swaps, Swedish Krona currency swaps, and Japanese yen short and long-term borrowings and currency swaps. We invest, loan and borrow primarily on a short-term or variable-rate basis. From time to time, depending on market conditions, we will fix interest rates either through entering into fixed-rate investments and borrowings or through the use of derivative financial instruments such as interest rate swaps. Notwithstanding our efforts to foresee and mitigate the effects of changes in fiscal circumstances, we cannot predict with certainty changes in currency and interest rates, inflation or other related factors affecting our businesses.

Risks Affecting International Operations

Our international operations also could be affected by changes in intellectual property legal protections and remedies, trade regulations and procedures and actions affecting approval, production, pricing, reimbursement and marketing of products, as well as by unstable governments and legal systems and intergovernmental disputes. Any or all of these changes could adversely affect our business.

Product Manufacturing and Marketing Risks

Difficulties or delays in product manufacturing or marketing, including, but not limited to, the inability to increase production capacity commensurate with demand or the failure to predict market demand for, or to gain market acceptance of, approved products, could affect future results.

Cost and Expense Control/Unusual Events

Growth in costs and expenses, changes in product, segment and geographic mix and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual events that could result from evolving business strategies, evaluation of asset realization and organizational restructuring could adversely affect future results. Such risks and uncertainties include, in particular, our ability to realize the projected benefits of our cost-reduction initiatives.

Changes in Laws and Accounting Standards

Our future results could be adversely affected by changes in laws and regulations, including changes in accounting standards, taxation requirements (including tax-rate changes, new tax laws and revised tax law interpretations), competition laws and environmental laws in the U.S. and other countries.

Terrorist Activity

Our future results could be adversely affected by changes in business, political and economic conditions, including the cost and availability of insurance, due to the threat of terrorist activity in the U.S. and other parts of the world and related U.S. military action overseas.

Legal Proceedings

We and certain of our subsidiaries are involved in various patent, product liability, consumer, commercial, securities, environmental and tax litigations and claims, government investigations, and other legal proceedings that arise from time to time in the ordinary course of business. Litigation is inherently unpredictable and excessive verdicts do occur. Although we believe we have substantial defenses in these matters, we could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on our results of operations in any particular period. Patent claims include challenges to the coverage and/or validity of our patents on various products or processes. Although we believe we have substantial defenses to these challenges with respect to all our material patents, there can be no assurance as to the outcome of these matters, and a loss in any of these cases could result in a loss of patent protection for the drug at issue, which could lead to a significant loss of sales of that drug and could have a material adverse affect on future results of operations.

Business Development Activities

We plan to continue to enhance our in-line products and product pipeline through acquisitions, licensing and alliances, as the discovery and development of safe, effective new products, as well as the development of additional uses for existing products, are necessary for the continued strength of our business. The opportunities for improving human health remain abundant as scientific innovation increases daily into new and more complex areas and as the extent of unmet medical needs remains high. However, these enhancement plans are subject to the availability and cost of appropriate opportunities and competition from other pharmaceutical companies that are seeking similar opportunities. We are confronted by increasing regulatory scrutiny of drug safety and efficacy even as we continue to gather safety and other data on our products, both before and after the products have been launched. In addition, our product lines must be replenished over time in order to offset revenue losses when products lose their exclusivity, as well as to provide for growth.

Information Technology

We rely to a large extent upon sophisticated information technology systems and infrastructure. The size and complexity of our computer systems make such systems and infrastructure potentially vulnerable to breakdown, malicious intrusion and random attack. Likewise, data privacy breaches by employees and others with permitted access to our technology systems may pose a risk that sensitive data may be exposed to unauthorized persons or to the public. While we have invested heavily in protection of data and information technology, there can be no assurance that our efforts will prevent breakdowns or breaches in our technology systems that could adversely affect our business.

Healthcare and tax reform proposals in the U.S.

As discussed in Part I, Item 1A, of our 2008 Form 10-K, U.S. and foreign governmental regulations mandating price controls and limitations on patient access to our products impact our business, and our future results could be adversely affected by changes in such regulations. In that connection, legislation or regulatory action that may result from pending and possible future healthcare reform proposals in the U.S. could have a significant adverse effect on our business.

Also as discussed in Part I, Item 1A, of our 2008 Form 10-K, our future results could be adversely affected by changes in taxation requirements in the U.S. and other countries. In that connection, changes affecting the taxation by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals could have a significant adverse effect on our business.

Use of Proceeds

If we issue additional shares of Common Stock to purchasers under the Program, we will use the proceeds from the sale of such shares for general corporate purposes. We may temporarily invest funds that are not immediately needed for these purposes in marketable securities. If shares are purchased by the Administrator in the open market, we will not receive any proceeds.

Plan of Distribution

Except to the extent the Administrator purchases shares of our Common Stock on the open market or in privately negotiated transactions, we will sell directly to the Administrator the Common Stock acquired under the Program. The shares may be resold in market transactions on any national securities exchange on which shares of our Common Stock trade or in privately negotiated transactions. Our Common Stock currently is listed on the NYSE.

We may sell shares of our Common Stock through the Program to persons who, in connection with the resale of the shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Exchange Act would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the Program. We will not enter into any agreement with any person regarding the person’s purchase, resale or distribution of shares. The difference between the price such owners pay to us for Common Stock acquired under the Program and the price at which such shares are resold may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

Subject to the availability of shares of our Common Stock registered for issuance under the Program, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. Most expenses associated with the Program will be paid by Pfizer, other than any of your tax obligations or any charges imposed by your bank for automatic withdrawals from your bank account. You will be responsible for a $25 insufficient funds fee for each check, one-time online bank debit, automatic withdrawal from your bank account or other optional cash investment that is rejected due to insufficient funds. You also will have to pay any fees payable in connection with your voluntary sale of shares from your Program account. See page 9 for a description of the fees payable by participants in the Program.

Common Stock may not be available under the Program in all jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

Legal Matters

Matthew Lepore, our Vice President and Chief Counsel-Corporate Governance and Assistant General Counsel, will pass upon the validity of the Common Stock. Mr. Lepore beneficially owns Common Stock and holds options to purchase additional shares of Common Stock.

Experts

The consolidated financial statements of Pfizer Inc. and Subsidiary Companies as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any reports, statements or other information that we file at the SEC’s Office of Investor Education and Advocacy, 100 F Street, NE, Washington, D.C. 20549-0213, or via fax at (202) 772-9295, or via email to PublicInfo@sec.gov or through the online form at the SEC’s public website, www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information. You can also find information about us by visiting our web site at www.pfizer.com.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until the Program is terminated:

•	Quarterly Report on Form 10-Q for the quarter ended March 29, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended June 28, 2009;

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	All other reports subsequently filed under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the second quarter ended June 28, 2009;

•	A description of the Common Stock as set forth in Pfizer’s registration statement filed under the Securities and Exchange Act of 1934, including all amendments and reports updating the description.

You may request copies of these filings (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents) at no cost to you by calling Pfizer’s toll-free literature request number: 1-800-PFE- 4717, or writing to: Shareholder Services Department, Pfizer Inc., 235 East 42nd Street, New York, NY 10017.

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Annex A

Terms and Conditions for Participation in the
Pfizer Inc. Shareholder Investment Program

Definition of Terms

1. For purposes of the Program, the following capitalized terms have the meanings indicated below:

Administrator

Computershare Trust Company, N.A. The Administrator will purchase, hold and sell shares of stock for the Program Participants, keep records, send statements, and perform other duties as required by the terms of the Program.

Board of Directors

The Board of Directors of Pfizer Inc.

Book-Entry

A record of the shares of Common Stock (and any fractional share) that are owned by a Participant and recorded on Pfizer’s books in the form of an electronic entry.

Common Stock

Pfizer Common Stock, par value $.05 per share.

Direct Purchase

The initial purchase of shares of Common Stock under the Program by a person that is not already a Shareholder of Record.

Dividend Payment Date

The date on which dividends are paid on all shares of Common Stock owned by the Participant on the Dividend Record Date. This date is fixed by the Board of Directors.

Dividend Record Date

The date on which Pfizer’s books show that a shareholder owns Common Stock, thereby making the shareholder eligible to receive a declared dividend. This date is fixed by the Board of Directors.

Investment Dates

Dividends are reinvested on the Dividend Payment Date. The Investment Dates for Direct Purchase and optional cash investments are the Thursdays of each week of the year, or if the New York Stock Exchange is closed on a Thursday, then the Investment Date will be the next business day. The Investment Dates are the only days of the week on which investments in the Program take place.

Participant

A person who becomes a member of the Program.

Pfizer

Pfizer Inc., a Delaware corporation.

Program

The Pfizer Inc. Shareholder Investment Program.

Program Account

As applicable to each Participant: (a) shares of Common Stock (and any fractional share) purchased under the Program with dividends and cash deposits, and any shares of Common Stock owned by a Participant and recorded in Book-Entry form that are not designated for payment of cash dividends directly to the Participant, and (b) shares of Common Stock held in certificate form directly by a Participant that are not designated for payment of cash dividends directly to the Participant. No actual stock certificates are held in a Program Account.

Program Shares

The shares of Common Stock (and any fractional share) held in a Participant’s Program Account. These include shares of Common Stock purchased under the Program with dividends and cash deposits and any shares of Common Stock not designated for payment of cash dividends directly to the Participant, whether or not such shares are deposited by a Participant into a Program Account in Book-Entry form.

Sale Dates

The dates on which sales of Common Stock under the Program take place. A Sale Date is generally the date on which the Administrator processes a sale request from a Program Participant.

Shareholder of Record

The individual, joint owner or legal entity (such as a trust) which holds Common Stock registered with Pfizer in his, her, their or its own name. Shares of Common Stock held through a broker may not be included in the Program.

2. The Administrator will invest, on the relevant Investment Dates, dividends on the Program Shares. The Administrator will also invest, on the relevant Investment Dates, any cash deposited by the Participants (at least $500 as an initial Direct Purchase, or at least $50 thereafter, subject to a maximum of $120,000 in any calendar year) in additional Program Shares. The shares purchased under the Program by the Administrator may be purchased either from Pfizer or on the open market or in negotiated transactions.

3. The price of shares of Common Stock purchased from Pfizer will be the simple average of the intraday high and the intraday low sales prices of Common Stock on the relevant Investment Dates, as reported in the Composite trading obtained from Bloomberg, L.P. Such purchases may also be made on the open market on any securities exchange where such shares are traded or in negotiated transactions. The price of shares purchased or sold on the open market or in negotiated transactions will be the weighted average price per share of all shares of Common Stock purchased or sold for the Program on the date of the purchase or sale. In making purchases for a Participant’s Program Account, the Administrator will commingle the Participant’s funds with those of other Participants in the Program. The Administrator may hold the shares of Common Stock of all Participants together in its name or in the name of its nominee. Neither the Administrator nor Pfizer will have responsibility as to the value of the shares of Common Stock acquired for any Participant’s Program Account.

It is understood that government regulations or other circumstances may require the temporary curtailment or suspension of purchases of shares of Common Stock under the Program. Neither the Administrator nor Pfizer shall be accountable for its inability to make purchases at such times. If such curtailment or suspension continues for a period of longer than 30 days for dividend funds, or 35 days for direct purchase and optional cash investment funds, the Administrator will promptly mail to the Participant a check payable to the order of the Participant in the amount of any unapplied funds in the Participant’s Program Account.

4. A person who is not a Participant may, at his or her option, send the Administrator a check payable to “Computershare,” or authorize a one-time online bank debit from his or her account at a U.S. bank or financial institution, in an amount of at least $500, subject to a maximum of $120,000 in any calendar year, for the purpose of investing the funds in shares of Common Stock. This initial Direct Purchase must be accompanied by a completed and signed initial enrollment form that permits the Administrator to establish a Program Account in the new Participant’s name. Initial Direct Purchase funds received by the Administrator by Wednesday generally will be invested on the next weekly Investment Date.

5. The Participant, at his or her option, may send the Administrator a check payable to “Computershare” in any amount of a least $50, subject to a maximum of $120,000 in any calendar year, for the purpose of investing the funds in shares of Common Stock. The Administrator will not accept cash, traveler’s checks, money orders or third-party checks for cash deposits.

The cash deposit may be accompanied by either the cash deposit form that is supplied by the Administrator on a Program Account statement or other written instructions. Optional cash investments received by the Administrator by Wednesday generally will be invested on the next weekly Investment Date.

6. The Participant, at his or her option, may authorize a one-time online bank debit from his or her account at a U.S. bank or financial institution in any amount of at least $50, subject to a maximum of $120,000 in any calendar year, for the purpose of investing the funds in shares of Common Stock.

7. Participants who wish to make regular monthly investments may authorize the Administrator to make automatic monthly withdrawals from the Participant’s account at a U.S. bank or financial institution. Funds will be deducted from the Participant’s account on or about the 15th day of each month and will generally be invested on the next applicable Investment Date. The Participant must notify the

Administrator by telephone, in writing or via the Internet to change or terminate any automatic withdrawal authorization.

8. At the telephone, Internet or written request of the Participant, any number of shares of Common Stock held in Book-Entry form in the Participant’s Program Account will be sold by the Administrator on the next applicable Sale Date, or, if a market order sale request, promptly at the current market price. The pricing structure for shares of Common Stock sold under the Program is the same as that outlined for sales of stock in Item 3 above. Item 11 below describes the fees that must be paid in association with sales of stock under the Program.

9. The Administrator will confirm purchases and sales of shares of Common Stock as soon as practicable after the purchases and sales are completed by sending the Participant a statement. Quarterly statements of transactions and share balances will also be sent to the Participant. For market order sales, the time of sale will be provided. No stock certificates will be issued to a Participant in connection with stock purchases for a Program Account unless the Participant requests such a certificate.

10. The Participant, at his or her option, may deposit into his or her Program Account certificates for shares of Common Stock registered in the Participant’s name on the books of Pfizer. Shares deposited into a Program Account will be recorded in Book-Entry form.

11. Most expenses associated with the Program will be paid by Pfizer, other than any tax obligations of the Participant or any charges imposed by the Participant’s bank for automatic withdrawals from the Participant’s bank account. Participants will be responsible for a $25 insufficient funds fee for each check, one-time online bank debit, automatic withdrawal from the Participant’s bank account or other optional cash investment that is rejected due to insufficient funds. By enrolling or continuing to participate in the Program, the Participant authorizes the Administrator to deduct this charge by selling shares from the Participant’s Program Account.

Participants will pay a maximum fee of $15 plus a per share processing fee of $0.12 for each batch sale of shares of Common Stock held in a Participant’s Program Account. These charges will be deducted from the proceeds of the applicable sale. These fees may be waived from time to time and will be paid by Pfizer at Pfizer’s sole discretion. Participants will pay a maximum fee of $25 plus a per share processing fee of $0.12 for each market order sale of shares of Common Stock held in a Participant’s Program Account. All per share processing fees include any brokerage commissions the Administrator is required to pay.

12. All whole shares of Common Stock owned by the Participant under the Program will be voted in accordance with the proxy instructions of the Participant.

13. Participation in the Program may be terminated by a Participant at any time in writing, by telephone or through the Internet. To terminate an account, the Participant or his or her broker must contact the Administrator, indicating the Participant’s wish to terminate participation in the Program and identifying the account that is to be terminated.

Upon termination, the Administrator will continue to hold the Participant’s shares in Book-Entry form unless the Participant requests that all or a portion of the shares be sold, or requests issuance of a stock certificate for all or a portion of the shares, or asks his or her broker to request that all or a portion of the shares be transferred to the Participant’s brokerage account.

If a Participant requests that all or a portion of his or her Book-Entry shares be sold, the Administrator will sell the shares and send the Participant a check for the proceeds of the sale of the whole and fractional shares of Common Stock held in Book-Entry form, less applicable service and processing fees.

If a Participant requests issuance of a stock certificate for all or a portion of his or her Book-Entry shares, the Administrator will issue a stock certificate representing whole shares of Common Stock in the name(s) in which the Program Account is registered, unless otherwise instructed by the Participant. If a Participant requests that a stock certificate be issued in a name other than the name(s) in which the Program Account is registered, the Participant’s signature on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Guarantee program.

Sale of shares of Common Stock under the Program to terminate an account are subject to the same pricing structure as outlined for purchases of stock in Item 3 above. In addition, the fees applicable to sales as outlined in Item 11 above are also applicable to sales that occur in connection with the termination of a Program Account.

Terminations are effected daily. A request for termination generally will be effective on the date received by the Administrator or on the first business day thereafter.

14. Pfizer reserves the right to suspend, modify or terminate the Program or a Participant’s interest in the Program at any time upon written notice of such suspension, modification or termination. If the Program or a Participant’s interest in the Program is terminated, the whole and fractional shares of Common Stock held in each affected Program Account will continue to be held in Book-Entry form unless the Participant requests a stock certificate.

15. All Common Stock distributed as a result of a stock dividend or a stock split on shares designated for dividend reinvestment will be credited to the Participant’s Program Account in Book-Entry form, and will be subject to future reinvestment of dividends. All Common Stock distributed as a result of a stock dividend or a stock split on shares designated for cash dividends will also be credited to the Participant’s Program Account, and the designation for payment of cash dividends will apply to such shares. The Participant will have the opportunity to exercise any rights issued or applicable with respect to shares of Common Stock held in the Participant’s Program Account.

16. Neither the Administrator nor Pfizer will be liable for any act done in good faith, or as required by applicable laws, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of any such act or omission to act that occurs prior to or in connection with the termination of participation pursuant to Item 13 above, (b) with respect to the prices at which shares of Common Stock are purchased or sold for any Participant’s Program Account and the times at which such purchases or sales are made or with respect to any fluctuation in the market value after the purchase or sale of shares held in Book-Entry form, and (c) arising out of any failure to terminate a Participant’s Program Account upon the Participant’s death prior to receipt of notice in writing of such death.

17. Any notice, instruction, request or election which by any provision of the Program is required or permitted to be given or made by the Participant to the Administrator shall be addressed as follows:

If in writing, to:

Pfizer Inc.
c/o Computershare Trust Company, N.A.
P. O. Box 43078
Providence, RI 02940-3078

If by Internet or e-mail, to:

www.computershare.com/investor
shareholder@computershare.com

or such other address as Pfizer or the Administrator shall furnish to the Participant, and any such notice, instruction, request or election shall be deemed to be sufficient when received by the Administrator.

18. Any notice or certificate which by any provision of the Program is required to be given by Pfizer or the Administrator to the Participant shall be in writing and shall be deemed to have been sufficiently given for all purposes by being deposited postage prepaid in a post office letter box addressed to the Participant at his or her address as it last appeared on the Administrator’s records.

19. The “Terms and Conditions for Participation in the Pfizer Inc. Shareholder Investment Program” shall be governed by the laws of the State of New York without regard to conflict of laws.

Pfizer Shareholder Investment Program

1-800-PFE-9393
or at 1-781-575-4591
(outside the U.S., Canada and Puerto Rico)

Computershare web site: www.computershare.com/investor

Computershare e-mail: shareholder@computershare.com

Pfizer web site: www.pfizer.com

Pfizer Inc.
c/o Computershare Trust Company, N.A.
P.O. Box 43078
Providence, RI 02940-3078

002CS62524

30,000,000 Shares of Common Stock
Pfizer Inc. Shareholder Investment Program

PROSPECTUS

October 14, 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

SEC registration fee	$28,023
Cost of printing	$10,000
Accounting fees	$10,000
NYSE listing (reserve) fee	$—
Total
$48.023

Item 15.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, organization or enterprise at the request of the corporation, against all liability and expenses (including, but not limited to, attorneys’ fees and disbursements and amounts paid in settlement or in satisfaction of judgments or as fines or penalties) incurred or paid in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, in which he/she may be involved by reason of the fact that he/she served or is serving in these capacities, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his/her conduct was unlawful. In the case of a claim, action, suit or proceeding made or brought by or in the right of the corporation to procure a recovery or judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct in the performance of his/her duty to the corporation, except for such expenses as the court may allow. Any such person who has been wholly successful on the merits or otherwise with respect to any such claim, action, suit or proceeding or with respect to any claim, issue or matter therein, shall be indemnified as of right against all expenses in connection therewith or resulting therefrom.

Pursuant to Article V, Section 1 of our By-Laws, we will indemnify directors and officers to the fullest extent permitted by applicable law as it presently exists or is amended. We are insured against actions taken under our ByLaws and the directors and officers are insured directly at our expense against such liabilities for which indemnification is not made. We have entered into agreements with our directors and certain of our officers requiring us to indemnify such persons to the fullest extent permitted by our By-Laws.

ITEM 16.  Exhibits

EXHIBIT NUMBER		DESCRIPTION OF DOCUMENT

5	--	Opinion and Consent of Matthew Lepore, Esq., Vice President and Chief Counsel—Corporate Governance and Assistant General Counsel.

23	--	Consent of KPMG LLP, independent registered public accounting firm.

24	--	Power of Attorney (included as part of the signature page hereto).

ITEM 17.  Undertakings

The undersigned registrant undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                     (iii) To include any material information relating to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1) (i) and (1) (ii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                    (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

                    (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                    (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                    (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Under the requirements of the Securities Act of 1933, the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this Registration Statement to be signed on its behalf by the authorized signer in The City of New York, State of New York, on the 24th day of September, 2009.

PFIZER INC.

By	/s/ Jeffrey B. Kindler
Jeffrey B. Kindler
Chairman of the Board, Chief
Executive Officer and Director
(Principal Executive Officer)

          Each person whose signature appears below hereby constitutes and appoints Amy W. Schulman and Matthew Lepore and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jeffrey B. Kindler	Chairman of the Board, Chief	September 24, 2009
(Jeffrey B. Kindler)	Executive Officer and Director
(Principal Executive Officer)

/s/ Frank A. D’Amelio	Senior Vice President and	September 24, 2009
(Frank A. D’Amelio)	Chief Financial Officer
(Principal Financial Officer)

/s/ Loretta V. Cangialosi	Senior Vice President – Controller	September 24, 2009
(Loretta V. Cangialosi)	(Principal Accounting Officer)

/s/ Dennis A. Ausiello	Director	September 24, 2009
(Dennis A. Ausiello)

/s/ Michael S. Brown	Director	September 24, 2009
(Michael S. Brown)

/s/ M. Anthony Burns	Director	September 24, 2009
(M. Anthony Burns)

SIGNATURE	TITLE	DATE

/s/ Robert N. Burt	Director	September 24, 2009
(Robert N. Burt)

/s/ W. Don Cornwell	Director	September 24, 2009
(W. Don Cornwell)

/s/ William H. Gray, III	Director	September 24, 2009
(William H. Gray, III)

/s/ Constance J. Horner	Director	September 24, 2009
(Constance J. Horner)

/s/ James M. Kilts	Director	September 24, 2009
(James M. Kilts)

/s/ George A. Lorch	Director	September 24, 2009
(George A. Lorch)

/s/ Dana G. Mead	Director	September 24, 2009
(Dana G. Mead)

/s/ Suzanne Nora Johnson	Director	September 24, 2009
(Suzanne Nora Johnson)

/s/ Stephen W. Sanger	Director	September 24, 2009
(Stephen W. Sanger)

/s/ William C. Steere, Jr.	Director	September 24, 2009
(William C. Steere, Jr.)

EXHIBIT INDEX

EXHIBIT

5	--	Opinion and Consent of Matthew Lepore, Esq., Vice President and Chief Counsel—Corporate Governance and Assistant General Counsel.

23	--	Consent of KPMG LLP, independent registered public accounting firm.

24	--	Power of Attorney (included as part of the signature page hereto).